As filed with the Securities and Exchange Commission on November 7, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION,

D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Warner Bros. Discovery, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	35-2333914
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

230 Park Avenue South New York, New York	10003
(Address of Principal Executive Offices)	(Zip Code)

Warner Bros. Discovery Supplemental Retirement Plan

(Full Title of the Plan)

Gunnar Wiedenfels

Chief Financial Officer

Warner Bros. Discovery, Inc.

230 Park Avenue South

New York, New York 10003

(Name and Address of Agent for Service)

212-548-5555

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Smaller reporting company	☐	Non-accelerated filer	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement is being filed by Warner Bros. Discovery, Inc., a Delaware corporation (the “Registrant”), to register $250,000,000 of deferred compensation obligations under the Warner Bros. Discovery Supplemental Retirement Plan, as amended and restated (the “Plan”). The deferred compensation obligations (the “Obligations”) registered hereunder are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the Plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the Plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on February 23, 2024;

b) The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024, filed with the Commission on May  9, 2024, the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024, filed with the Commission on August  7, 2024 and the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, filed with the Commission on November 7, 2024;

c) The Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 19, 2024 (to the extent specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2023);

d) The Registrant’s Current Reports on Form 8-K filed with the Commission on January  31, 2024, April  1, 2024, May  9, 2024 (Item 8.01 only), May  14, 2024, May  17, 2024, May  23, 2024, June  7, 2024, September  19, 2024, and October 9, 2024.

e) The description of the Registrant’s Common Stock that is contained in the Registrant’s registration statement on Form 8-A (Registration No. 001-34177), filed by the Registrant with the Commission under Section 12(b) of the Exchange Act on April 1, 2022 (and as amended on April 12, 2022), including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents.

Under no circumstances will any information filed under current Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

The Registrant hereby undertakes to provide without charge to each person who has received a copy of the prospectus to which this registration statement relates, upon the written or oral request of any such person, a copy of any or all the documents that have been or may be incorporated by reference into this registration statement, other than exhibits to such documents (unless such exhibits are incorporated therein by reference).

Item 4. Description of Securities.

The following summary is subject to and qualified in its entirety by reference to the terms of the Plan, which is filed as an exhibit to this Registration Statement.

Under the Plan, the Registrant will provide eligible employees with the opportunity to agree to the deferral of a specified percentage of their base salary, commissions and eligible cash incentive awards. The Obligations are general unsecured obligations of the Registrant to pay the deferred compensation in the future in accordance with the terms of the Plan from the general assets of the Registrant. However, the Registrant has established a rabbi trust (the “Trust”) to hold assets to be used for payment of certain Obligations. However, the assets of the Trust shall remain the assets of the Registrant subject to the claims of its general creditors. The Registrant is under no obligation and does not intend to fully fund the deferred compensation obligations.

The amount of compensation to be deferred by a participant is determined in accordance with such participant’s deferral election and the provisions of the Plan. Compensation deferred pursuant to the Plan is credited by book entry to a participant’s notional deferred compensation account. Under the Plan, each participant must allocate amounts credited to his or her notional deferred compensation account among various investment crediting options approved by the Plan administrator, which may include a Registrant stock fund. The balance in each notional deferred compensation account is adjusted to reflect the notional investment experience (income, gains, losses and distributions) of the selected investment options, as if amounts credited to the notional deferred compensation account had actually been invested in the investment options. Participants will have no ownership interest in any investment option.

A participant’s notional deferred compensation account balance will be payable in cash by the Registrant in a lump sum or in installments, generally following such date or dates, as selected by the participant in accordance with the terms of the Plan, or otherwise as provided in the Plan, subject to certain exceptions such as for payment upon the death of the participant.

The Registrant may amend or terminate the Plan at any time. No amendment or termination may reduce the vested amount credited to a participant’s notional deferred compensation account.

Item 5. Interests of Named Experts and Counsel.

Inapplicable.

Item 6. Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete General Corporation Law of the State of Delaware (the “DGCL”), the Registrant’s charter and bylaws.

Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Section 102(b)(7) of the DGCL provides, generally, that the certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director or officer who has consented to service of process to the registered agent of the corporation (such officer, a “senior officer”) to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or senior officer, provided that such provision may not eliminate or limit the liability: (i) for any breach of the director’s or senior officer’s duty of loyalty to the corporation or its shareholders; (ii) of a director or senior officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) of a director under Section 174 of Title 8 of the DGCL; (iv) for any transaction from which the director or senior officer derived an improper personal benefit; or (v) of a senior officer for any action by or in the right of the corporation. No such provision may eliminate or limit the liability of a director or senior officer for any act or omission occurring prior to the date when such provision became effective.

The Registrant’s charter provides that, consistent with Section 102(b)(7) of the DGCL, no director shall be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which a director derived an improper benefit.

Provisions in the Registrant’s bylaws provide that the Registrant will indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including any action or suit by the Registrant or in its right, by reason of the fact that such person is or was its director, officer, employee, or, while such person is or was a director, officer or employee of the Registrant, is or was serving at the Registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees and disbursements), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, but in each case only if and to the extent permitted under applicable state or federal law.

The Registrant’s bylaws further state that this indemnification shall not be deemed exclusive of any other right to which the indemnified person may be entitled.

The Registrant intends to maintain insurance coverage for its officers and directors as well as insurance coverage to reimburse the Registrant for potential costs of its indemnification of directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibit Index included immediately prior to the signature pages hereto is incorporated herein by reference.

Item 9. Undertakings.

Item 512(a) of Regulation S-K. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Item 512(b) of Regulation S-K. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Number	Description

3.1	Second Restated Certificate of Incorporation of Warner Bros. Discovery, Inc. (incorporated by reference to Exhibit 3.1 of Warner Bros. Discovery, Inc.’s Current Report on Form 8-K filed on April 12, 2022 (File No. 001-34177)).

3.2	Amended and Restated Bylaws of Warner Bros. Discovery, Inc. (incorporated by reference to Exhibit 3.1 of Warner Bros. Discovery, Inc.’s Current Report on Form 8-K filed on May 10, 2023 (File No. 001-34177)).

*5.1	Opinion of Debevoise & Plimpton LLP.

*23.1	Consent of Debevoise & Plimpton LLP (included as part of Exhibit 5.1).

*23.2	Consent of PricewaterhouseCoopers LLP.

*24.1	Powers of attorney (included on the signature pages of this registration statement).

99.1	Warner Bros. Discovery Supplemental Retirement Plan, as amended and restated, effective January 1, 2023 (incorporated by reference to Exhibit 10.21 of Warner Bros. Discovery, Inc.’s Annual Report on Form 10-K filed on February 24, 2023 (File No. 001-34177)).

*107	Filing fee table.

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 7th day of November, 2024.

WARNER BROS. DISCOVERY, INC.

By:	/s/ Gunnar Wiedenfels
Gunnar Wiedenfels
Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Warner Bros. Discovery, Inc., hereby severally constitute and appoint David M. Zaslav, Savalle Sims, and Tara Smith and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Warner Bros. Discovery, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David M. Zaslav David M. Zaslav	President and Chief Executive Officer, and Director (Principal Executive Officer)	November 7, 2024

/s/ Gunnar Wiedenfels Gunnar Wiedenfels	Chief Financial Officer (Principal Financial Officer)	November 7, 2024

/s/ Lori C. Locke Lori C. Locke	Executive Vice President and Chief Accounting Officer (Principal Accounting Officer)	November 7, 2024

Signature	Title	Date

/s/ Samuel A. Di Piazza Samuel A. Di Piazza	Chair of the Board and Director	November 7, 2024

/s/ Li Haslett Chen Li Haslett Chen	Director	November 7, 2024

/s/ Richard W. Fisher Richard W. Fisher	Director	November 7, 2024

/s/ Paul A. Gould Paul A. Gould	Director	November 7, 2024

/s/ Debra L. Lee Debra L. Lee	Director	November 7, 2024

/s/ Kenneth W. Lowe Kenneth W. Lowe	Director	November 7, 2024

/s/ John C. Malone John C. Malone	Director	November 7, 2024

/s/ Fazal Merchant Fazal Merchant	Director	November 7, 2024

/s/ Paula A. Price Paula A. Price	Director	November 7, 2024

/s/ Daniel E. Sanchez Daniel E. Sanchez	Director	November 7, 2024

/s/ Geoffrey Y. Yang Geoffrey Y. Yang	Director	November 7, 2024